Exhibit 99.1

NEWS BULLETIN	RE:
PINNACLE ENTERTAINMENT 3800 Howard Hughes Parkway Suite 1800 Las Vegas, Nevada 89109 TRADED: NYSE: PNK

FOR FURTHER INFORMATION:

At the Company:			At CCG Investor /Public Relations
Dan Lee	Steve Capp	Wade Hundley	Sean Collins
Chairman & CEO	CFO	COO	Partner
(702) 784-7777	(702) 784-7777	(702) 784-7777	(818) 789-0100

FOR IMMEDIATE RELEASE:

March 1, 2004

Pinnacle Entertainment Announces Pricing of $200 Million in Aggregate Principal

Amount of 8.25% Senior Subordinated Notes Due 2012

LAS VEGAS, March 1 /PRNewswire-FirstCall/ — Pinnacle Entertainment, Inc. (NYSE: PNK - News) announced today the pricing of $200 million aggregate principal amount of new 8.25% senior subordinated notes due 2012, which will be issued in a private placement. The notes will be issued at a price of 99.282% of par. The offering is scheduled to close on March 15, 2004, subject to closing conditions.

The Company intends to use the net proceeds from this offering to repurchase or redeem a portion of its outstanding 9.25% senior subordinated notes due 2007.

The new senior subordinated notes will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the new senior subordinated notes.

For further information, please call: Dan Lee, Chairman & CEO, or Steve Capp, CFO, or Wade Hundley, COO, all of Pinnacle Entertainment, +1-702-784-7777; or Sean Collins, Partner of CCG Investor and Strategic Relations, +1-818-789-0100, for Pinnacle Entertainment.

# # #